UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 25, 2016

SMITH-MIDLAND CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13752 (Commission File Number)	54-1727060 (I.R.S. Employer Identification Number)

P.O. Box 300, 5119 Catlett Road
Midland, Virginia 22728
(Address of principal executive offices)

 (504) 439-3266
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2016, the Board of Directors of Smith-Midland Corporation (the “Company”) increased the size of the Board from four to five members and appointed Richard Gerhardt as a director to fill the vacancy resulting from that increase. The initial term as director for Mr. Gerhardt will expire at the Company’s 2016 annual meeting of stockholders. Mr. Gerhardt is independent under the NASDAQ Marketplace Rules and the Company’s criteria for determining director independence. It is expected that Mr. Gerhardt will be appointed as a member of each of the Company’s Compensation Committee and Audit Committee.

Mr. Gerhardt currently is Chief Operating Officer of Old Dominion Spirits Corporation in Warrenton, VA, and is serving his first term as a Fauquier County, VA Supervisor for the Cedar Run Magisterial District. Mr. Gerhardt presently serves on the boards of Path Foundation (formally Fauquier Health Foundation), Virginia Gold Cup Association and Fauquier Free Clinic. From 2003 to 2014, Mr. Gerhardt served in an escalating succession of positions for three global shipping and logistic companies: DHL Global Mail, ESI Global Logistic and MSI Worldwide. His eight years as President, Chief Operating Officer and a shareholder of MSI Worldwide culminated in its acquisition by Belgian Post.

There are no arrangements or understandings between Mr. Gerhardt and any other person pursuant to which Mr. Gerhardt was elected to serve as a director, nor are there related party transactions requiring disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH-MIDLAND CORPORATION
Dated: June 1, 2016	By: /s/ William A. Kenter
William A. Kenter
Chief Financial Officer